December 20, 2000


          Mr. Stewart Garner, President
          PlayandWin, Inc.
          7050 Weston Rd. Suite # 500
          Vaughan, Ontario
          L4L 8G7


          Subject: SCL Terms of Engagement

          Dear Stewart,

          This shall confirm our discussions with respect to the engagement of Simmonds Capital Limited ("SCL") as a financial advisor to PlayandWin, Inc. ("PWIN"). The following is a non-binding letter of intent, which shall be followed by a more formal, binding agreement.

          Scope of the Assignment:

          Simmonds Capital Limited shall provide the following financial advisory services to PWIN.

          1.   Preparation of a written business plan.

          2.   Facilitation of the acquisition of Comp-U-Race, Inc.
               ("CUR") by PWIN.

          3. Due diligence report regarding the business opportunity and condition of PWIN.

          4. Introduction and facilitation of a private placement financing in the amount of up to US$ 5 million and not less than US$ 500,000 to be completed on terms and in a timetable which shall be agreeable to both parties.


          Fees:

          As consideration for the above services, PWIN shall agree to pay SCL the following:

          1. A work fee of 1 million shares for completion of a business plan and closing of a merger between Comp-U-Race, Inc. ("CUR") and PWIN.

          2. Upon raising an initial US$ 500,000 ("initial funding") through the sale of PWIN treasury shares at a price per share to be agreed upon between PWIN and SCL (the "initial financing price"), SCL shall receive 500,000 warrants ("initial warrants") with an exercise price equal to the initial financing price.

          3. For each additional US$ 500,000 in financing, over and above the initial funding, raised by SCL through the sale of PWIN treasury shares, SCL shall receive 500,000 warrants ("additional warrants"). The price per PWIN treasury share sold to investors shall be agreed upon between PWIN and SCL, but shall be no less than the PWIN market price at the time of the offering (the "subsequent financing price"), which subsequent financing price can fluctuate during the term of this agreement. The exercise price of the additional warrants shall be the lesser of:

               i.   The initial financing price;
               ii. The initial financing price, less 50% of the difference between the initial financing price and the subsequent financing price (insofar as the subsequent financing price is greater than the initial financing price). For greater certainty, a formula shall be employed to calculate the exercise price of each respective tranche of additional warrants.1 but in no circumstance shall the exercise price of any of the additional warrants be less than $0.25 per common share of PWIN.

          4. SCL shall be entitled to reimbursement of all reasonable out of pocket expenses, subject to the prior approval of PWIN, in excess of US$ 250.00.

          Term:

          The term of engagement shall be from December 22, 2000 through December 31, 2001. The engagement may be terminated upon 30 days written notice by either party.

          We look forward to working with you and your management on the achievement of your growth goals for the company.

          Sincerely,



          John G. Simmonds
          Chairman and CEO


          Agreed on this _____________ day of December 2000.
          On behalf of PlayandWin, Inc.


_______________________________
1 Warrant exercise price = initial financing price -
(average of the subsequent financing price - initial financing price)/2